UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 3, 2008

SWEET SUCCESS ENTERPRISES, INC.
 (Name of small business issuer specified in its charter)

Nevada	000-51542	54-2088620
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1250 NE Loop 410, Suite 630
San Antonio, Texas 78209
(Address of principal executive offices)

(210) 824-2496
 (Registrant’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

TABLE OF CONTENTS

Item 8.01 Other Events.

SIGNATURES

Item 8.01 Other Events.

Sweet Success strikes a new alliance with Wall Street Group, Sequel Partners.

With this new alliance, the Company has restructured its Board of Directors with the following: Fred Rudy, William J. Reilly, ESQ., Anthony K. Chan, William J Gallagher and Robert Straus.

Fred Rudy is a Managing Director of Sequel Partners a New Yorkbase private equity investment partnership. Mr. Rudyspecializes in early-stage equity investments and corporate turnarounds for public and private companies. Prior to joining Sequel in June 1998, Mr. Rudywas a Corporate Finance Consultant at Broad Capital Associates, Inc. from 1993 to 1998. Mr. Rudyattended New York Universityand currently resides in New Yorkwith his wife and children.

William J Reilly has served as an Officer and Director of SUNCOAST NUTRICEUTICALS, INC.since its inception, and also serves as Chairman of the Board.  From  March,  1986 to January,  1991, Mr. Reilly served as President of American Leisure Entertainment Corp., and was responsible for developing its entertainment  restaurant concept.  Under his direction,  American  Leisure  completed an initial public offering of its stock in October,  1987.  From 1996 to May,  1999, Mr. Reilly was an Officer and a member of the Board of Directors of BusinessNet  Holdings Corp., an internet security software company, and since January,  2001 as  Secretary  and a member of the Board of  Directors of Invicta Corporation,  a publicly-traded  consumer optical manufacturer  headquartered in Boca Raton, FL.

Mr. Reilly received his Bachelor of Arts degree from the State University of New York in 1974, and a Juris Doctor degree from St. John’s University School of Law in 1978. From 1978 to 1981, Mr. Reilly served as a Law Clerk to a Justice of the New York State Supreme Court. From 1982 to 1983, he was Assistant Counsel to the Speaker of the New York State  Assembly  and,  from 1983 to 1984,  as  Assistant Counsel to the Chairman of the New York State Assembly Ways and Means Committee.  He  presently  serves  with the rank of  Commander  in the United  States  Naval Reserve, Judge Advocate General’s Corps,  specializing in International Law, and has served with the Judge Advocate General’s Corps since his commission in December, 1980. Mr. Reilly is a resident of Boca Raton, FL, and is engaged in the full-time practice of corporate law as a member of the Bar of the State of New York and the Federal Courts.  He is a  member  of the  American  Bar  Association,  the  Federal  Bar Association, and the New York State Bar Association.

Anthony K. Chan is a Director and Chief Financial Officer for hereUare, Inc., a fully reporting company, since December 2005 and also as its President, Chief Operating Officer and Director from February 2002 through July 2003.  He co-founded in July 2005 Golden Gate China Acquisition Corporation which focuses on M&A and PIPE transactions in China.  He also served as the CEO of Pacific Systems Control Technology, the former parent company of PeopleNet International, from 1997 to February 2003. From 1985 to 1990, Mr. Chan served as the Director of Chinese Affairs for the Eisenberg Group of Companies, a diversified business enterprise, where Mr. Chan's principal duty was to negotiate technology transfer contracts in the People's Republic of China. Prior to 1985, Mr. Chan was employed by Bank of America as an economic forecaster. Mr. Chan received his MBA from the University of California at Berkeley.

William J Gallagher, Chairman and CEOof Sweet Success Enterprises, Inc. has over 40 years investment banking and food retail experience. Mr. Gallagherwas the founder of the 150-unit Sunny’s stores, Guadalupe Valley Winery Corporation. He also owned Billy Blues Restaurants and distributed Billy Bluesand Chris & Pitts Barbecue Sauces.

Robert D. Strausjoined Merriman Curhan Ford & Co. (“MCF”) as Senior Vice President in 2005.  His experience includes covering specialty consumer and retail sectors. In 1997, he began his Wall Street career at Furman Selz LLC (purchased by INGBarings LLC), where he covered specialty retail, consumer and business services.  Prior to joining MCF, Mr. Strauswas the primary coverage analyst for the consumer and retail sector at IRG Research.

With this relationship, we thinkthis opens a gateway to continue to expand the marketing on our all natural revolutionary diabetes-friendly beverage, GlucaSafe™which supports healthy glucose levelsalong withour other products.

We want to thank the Board of Directors for their contribution into the Company.  Because of this contribution we have invited them to stay on as Advisory Directors to which they accepted except for Robert Strauswho is remaining on the Boardof Directors.

Advisory Board Members are as follows: Jim Haworth who was Chief Operating Officer at Wal-Mart and now runs Lotus Supercenters, the #3 discount store chain in China, Alicia Kriese who was a partner at GSD&M, the primary advertising and marketing agency for Wal-Mart prior to opening her own international marketing firm in Austin, Texas, Rob Lippincott is founder and an owner since 1986 of the Guero’s Taco Bar in Austin, Texas and the Guero’s line of sauces, Ted Heesch owns Houston-based TMHI, Inc., an architecture and consulting firm responsible for the design and development of many food and beverage facilities nationally, Graydon Webb was formerly the Chief Operating Officer of Diet Centers of America and Glenn Williamson who was the founder and/or a senior officer of four NASDAQ National Market companies.  Glenn Williamson, President & COO and Board Member is going to step down from his President & COO position and will remain on the Advisory Board to assist in the task of supervising the acquisition of new production.

The Company is excited about this new direction.  Hopefully with the new Board of Directors, the Company shall adopt a positive structure that will enable it to continue to roll-out its powerful diabetic line led by GlucaSafe™.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWEET SUCCESS ENTERPRISES, INC.

Date: January 3, 2008	By:	/s/ William J. Gallagher
William J. Gallagher
Chief Executive Officer, Chief Financial Officer
(Principal Accounting Officer) and Director